As filed with the Securities and Exchange Commission on November 15, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

HORIZON LINES, INC.

(Exact name of registrant as specified in Its Charter)

Delaware	4400	74-3123672
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Bankruptcy Code Number)	(I.R.S. Employer Identification Number)

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

(704) 973-7000

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Office)

M. Mark Urbania, Chief Financial Officer

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

(704) 973-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

André Weiss, Esq. Schulte Roth & Zabel LLP 919 Third Avenue New York, NY 10022 Ph: (212) 756-2000 Fax: (212) 593-5955	Robert S. Zuckerman, Esq. General Counsel Horizon Lines, Inc. 4064 Colony Road, Suite 200 Charlotte, NC 28211 Ph: (704) 973-7000 Fax: (704) 973-7010

Approximate Date of Commencement of Proposed Offer to the Public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(1)
Common Shares, par value $.01 per share	2,678,894	$25.55	$68,445,741.70	$7,323.69

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended based upon the average of the high and low prices for the common stock as reported by the New York Stock Exchange Consolidated Tape on November 9, 2006.

2,678,894 Shares

Horizon Lines, Inc.

Common Stock

This prospectus relates to the disposition from time to time of a total of up to 2,678,894 shares of our common stock by the selling stockholders described in the section entitled “Selling Stockholders” beginning on page 28 of this prospectus. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

The selling stockholders may offer and sell the shares of common stock described in this prospectus in public or private transactions, on or off The New York Stock Exchange, at prevailing market prices, or at privately negotiated prices. The selling stockholders may offer and sell shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. We will not receive any proceeds from the selling stockholders’ sale of the shares of common stock. We have agreed to bear the expenses in connection with the registration and sale of the common stock offered by the selling stockholders and to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act of 1933. See the section in this prospectus titled “Plan of Distribution” beginning on page 37 of this prospectus for additional information on how selling stockholders may conduct sales of our common stock.

Our common stock is quoted on The New York Stock Exchange under the symbol “HRZ”. The last reported sale price of our common stock on November 14, 2006 was $26.90 per share.

Before buying shares, you should carefully consider the risk factors described in “ Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 15, 2006.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a shelf registration process. Under this shelf process, the selling stockholders may, from time to time, sell the shares of our common stock being offered on their behalf under this prospectus in one or more offerings.

This prospectus provides you with a general description of the shares of common stock that the selling stockholders may offer. To the extent required, each time the selling stockholders offer shares of our common stock under this prospectus, a prospectus supplement that will contain specific information about the terms of that offering and those shares of our common stock will be provided. A prospectus supplement may also include a description of risks or other special considerations applicable to us or the offered shares of our common stock or other material information about the offering and sale of the offered shares of our common stock. A prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should carefully read both this prospectus and the applicable prospectus supplement together with the additional information described in the section “Where You Can Find More Information” on page 2.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell shares of our common stock in any jurisdiction where the offer or sale is not permitted.

You should assume that the information in this prospectus is accurate as of the date of this prospectus. Our business, financial condition, results of operations and prospectus may have changed since that date.

This prospectus contains a summary description of the shares of common stock that the selling stockholders may sell from time to time. This summary description is not meant to be a complete description of the shares of common stock that the selling stockholders may sell from time to time. To the extent required, the particular terms of any offering of shares of common stock by the selling stockholders will be described in the related prospectus supplement.

As used in this prospectus, “Horizon Lines,” “company”, “we,” “our,” and “us” refer to Horizon Lines, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means we can disclose important information to you by referring you to other documents that the company filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this prospectus, except for any information directly superseded by information subsequently filed with the SEC and incorporated in this prospectus.

We incorporate by reference into this prospectus the following documents, which contain important information about us and our business and financial results:

•	our Annual Report on Form 10-K for the fiscal year ended December 25, 2005;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 26, 2006, June 25, 2006 and September 24, 2006; and

•	our Current Reports on Form 8-K filed April 11, 2006, April 18, 2006, June 9, 2006, June 15, 2006, June 19, 2006, July 21, 2006, August 2, 2006, August 11, 2006, September 18, 2006, October 19, 2006, October 23, 2006, October 30, 2006 and November 3, 2006.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than the portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) from November 15, 2006, the date we filed the registration statement to which this prospectus relates, up to (and including) the last day of the last offering of shares made pursuant to this prospectus. These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any material that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.

For purposes of the registration statement of which this prospectus is a part, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which this prospectus is a part.

You may get copies of any of the documents incorporated by reference (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing or calling the investor relations department at Horizon Lines, Inc., 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211, telephone (704) 973-7000.

WHERE CAN YOU FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register the shares of common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement and the exhibits and schedules thereto. For further information about us and the shares of common stock being offered in this prospectus, we refer you to the registration statement and the exhibits and schedules thereto. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and, as a result, we will file reports, proxy statements and other information with the SEC. Our SEC filings and the registration statement and the exhibits and schedules thereto may be inspected and copied at the SEC’s Public Reference Room, 100 F Street N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (http://www.sec.gov) that contains our SEC filings.

HORIZON LINES, INC.

We believe that we are the nation’s leading Jones Act container shipping and integrated logistics company, accounting for approximately 36% of total U.S. marine container shipments from the continental U.S. to the three non-contiguous Jones Act markets, Alaska, Hawaii and Puerto Rico, and to Guam. We are the only Jones Act container shipping and logistics company with an integrated organization operating in all three non-contiguous Jones Act markets. Our operating history dates back to 1956, when Sea-Land Service, Inc. pioneered the marine container shipping industry and established our business.

Our principal executive offices are located at 4064 Colony Road, Suite 200, Charlotte, North Carolina 28211. Our telephone number is (704) 973-7000. Our website address is http://www.horizonlines.com. The contents of our website are not incorporated by reference into this prospectus.

RISK FACTORS

An investment in our common stock involves risk. You should carefully consider the risk factors set forth below and all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular objectives and financial circumstances, before buying shares of common stock. Any of these risks may have a material adverse effect on our business, financial condition, results of operations and cash flows. In that case, you may lose all or part of your investment.

Risks Related to Our Business

If we are unable to implement our business strategy, our future results could be adversely affected.

Our future results of operations will depend in significant part on the extent to which we can implement our business strategy successfully. Our business strategy includes continuing to organically grow our revenue, providing complete shipping and logistics services, leveraging our capabilities to serve a broad range of customers, leveraging our brand, maintaining industry-leading information technology, and reducing operating costs. Our strategy is subject to business, economic and competitive uncertainties and contingencies, many of which are beyond our control. As a consequence, we may not be able to fully implement our strategy or realize the anticipated results of our strategy.

Repeal, substantial amendment, or waiver of the Jones Act or its application could have a material adverse effect on our business.

If the coastwise laws of the United States, also known as the Jones Act, were to be repealed, substantially amended, or waived and, as a consequence, competitors with lower operating costs were to enter any of our Jones Act markets, our business would be materially adversely affected. In addition, our advantage as a U.S.-citizen operator of Jones Act vessels could be eroded by periodic efforts and attempts by foreign interests to circumvent certain aspects of the Jones Act. If maritime cabotage services were included in the General Agreement on Trade in Services, the North American Free Trade Agreement or other international trade agreements, or if the restrictions contained in the Jones Act were otherwise altered, the shipping of maritime cargo between U.S. ports could be opened to foreign-flag or foreign-built vessels.

In September 2005, the Department of Homeland Security issued limited temporary waivers of the Jones Act solely to permit the transport of petroleum and refined petroleum products in the United States in response to the damage caused to the nation’s oil and gas production facilities and pipelines by Hurricanes Katrina and Rita. There can be no assurance as to the timing of any future waivers of the Jones Act or that any such waivers will be limited to the transport of petroleum and refined petroleum products.

A decrease in shipping volume in our markets will adversely affect our business.

Demand for our shipping services depends on levels of shipping in our Jones Act markets and in the Guam market, as well as on economic and trade growth and logistics. Cyclical or other recessions in the continental U.S. or in these markets can negatively affect our operating results as customers may ship fewer containers or may ship containers only at reduced rates. We cannot predict whether or when such downturns will occur.

Our failure to renew our commercial agreements with Maersk in the future could have a material adverse effect on our business.

We have several commercial agreements with Maersk, an international shipping company, that encompass terminal services, equipment sharing, cargo space charters, sales agency services, trucking services, and transportation services. For example, under these agreements, Maersk provides us with terminal services at our seven ports located in the continental U.S. (Elizabeth, New Jersey; Jacksonville, Florida; New Orleans, Louisiana; Houston, Texas; Long Beach and Oakland, California; and Tacoma, Washington). In general, these agreements, which were renewed and amended in May 2004, effective as of December 2004, are currently scheduled to expire at the end of 2007. If we fail to renew these agreements in the future, the requirements of our business will necessitate that we enter into substitute commercial agreements with third parties for at least some portion of the services contemplated under our existing commercial agreements with Maersk, such as terminal services at our ports located in the continental U.S. There can be no assurance that, if we fail to renew our commercial agreements with Maersk, we will be successful in negotiating and entering into substitute commercial agreements with third parties and, even if we succeed in doing so, the terms and conditions of these new agreements, individually or in the aggregate, may be significantly less favorable to us than the terms and conditions of our existing agreements with Maersk or others. Furthermore, if we do enter into substitute commercial agreements with third parties, changes in our operations to comply with the requirements of these new agreements (such as our use of other terminals in our existing ports in the continental U.S. or our use of other ports in the continental U.S.) may cause disruptions to our business, which could be significant, and may result in additional costs and expenses and possible losses of revenue.

Rising fuel prices may adversely affect our profits.

Fuel is a significant operating expense for our shipping operations. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. As a result, increases in the price of fuel, such as we are currently experiencing, may adversely affect profitability. There can be no assurance that our customers will agree to bear such fuel price increases via fuel surcharges without a reduction in their volumes of business with us nor any assurance that our future fuel hedging efforts (if any) will be successful.

Our industry is unionized and strikes by our union employees or others in the industry may disrupt our services and adversely affect our operations.

As of September 24, 2006, we had 1,889 employees, of which 1,274 were unionized employees represented by seven different labor unions. Our industry is susceptible to work stoppages and other adverse employee actions due to the strong influence of maritime trade unions. We may be adversely affected by future industrial action against efforts by our management or the management of other companies in our industry to reduce labor costs, restrain wage increases or modify work practices. For example, in 2002 our operations at our U.S. West Coast ports were significantly affected by a 10-day labor interruption by the International Longshore and Warehouse Union. This interruption affected ports and shippers throughout the U.S. West Coast.

In addition, in the future, we may not be able to negotiate, on terms and conditions favorable to us, renewals of our collective bargaining agreements with unions in our industry and strikes and disruptions may occur as a result of our failure or the failure of other companies in our industry to negotiate collective bargaining agreements with such unions successfully.

Our collective bargaining agreements with our unions are scheduled to expire as follows—International Brotherhood of Teamsters: 2008 and 2010; Seafarers International Union: 2011; Office & Professional Employees International Union: 2007; International Longshore and Warehouse Union: 2007 and 2008; International Longshoremen’s Association: 2010; Marine Engineers Beneficial Association: 2012; and International Organization of Masters, Mates & Pilots: 2012.

Our employees are covered by federal laws that may subject us to job-related claims in addition to those provided by state laws.

Some of our employees are covered by several maritime statutes, including provisions of the Jones Act, the Death on the High Seas Act, the Seamen’s Wage Act and general maritime law. These laws typically operate to make liability limits established by state workers’ compensation laws inapplicable to these employees and to permit these employees and their representatives to pursue actions against employers for job-related injuries in federal courts. Because we are not generally protected by the limits imposed by state workers’ compensation statutes for these employees, we may have greater exposure for any claims made by these employees than is customary in the United States.

Due to our participation in multiemployer pension plans, we may have exposure under those plans that extends beyond what our obligations would be with respect to our employees.

We contribute to fourteen multiemployer pension plans. In the event of a partial or complete withdrawal by us from any plan which is underfunded, we would be liable for a proportionate share of such plan’s unfunded vested benefits. Based on the limited information available from plan administrators, which we cannot independently validate, we believe that our portion of the contingent liability in the case of a full withdrawal or termination would be material to our financial position and results of operations. In the event that any other contributing employer withdraws from any plan which is underfunded, and such employer (or any member in its controlled group) cannot satisfy its obligations under the plan at the time of withdrawal, then we, along with the other remaining contributing employers, would be liable for our proportionate share of such plan’s unfunded vested benefits. We have no current intention of taking any action that would subject us to any withdrawal liability and cannot assure you that no other contributing employer will take such action.

In addition, if a multiemployer plan fails to satisfy the minimum funding requirements, the Internal Revenue Service, pursuant to Section 4971 of the Internal Revenue Code of 1986, as amended, referred to herein as the Code, will impose an excise tax of five (5%) percent on the amount of the accumulated funding deficiency. Under Section 413(c)(5) of the Code, the liability of each contributing employer, including us, will be determined in part by each employer’s respective delinquency in meeting the required employer contributions under the plan. The Code also requires contributing employers to make additional contributions in order to reduce the deficiency to zero, which may, along with the payment of the excise tax, have a material adverse impact on our financial results.

Compliance with safety and environmental protection and other governmental requirements may adversely affect our operations.

The shipping industry in general and our business and the operation of our vessels and terminals in particular are affected by extensive and changing safety, environmental protection and other international, national, state and local governmental laws and regulations. For example, our vessels, as U.S.-flagged vessels, generally must be maintained “in class” and are subject to periodic inspections by the American Bureau of Shipping or similar classification societies, and must be periodically inspected by, or on behalf of, the U.S. Coast Guard. In addition, the United States Oil Pollution Act of 1990 (referred to as OPA), the Comprehensive Environmental Response, Compensation & Liability Act of 1980 (referred to as CERCLA), and certain state laws require us, as a vessel operator, to obtain certificates of financial responsibility and to adopt procedures for oil or hazardous substance spill prevention, response and clean up. In complying with these laws, we have incurred expenses and may incur future expenses for ship modifications and changes in operating procedures. Changes in enforcement policies for existing requirements and additional laws and regulations adopted in the future could limit our ability to do business or further increase the cost of our doing business.

We believe our vessels are maintained in good condition in compliance with present regulatory requirements, are operated in compliance in all material respects with applicable safety/environmental laws and regulations and are insured against the usual risks for such amounts as our management deems appropriate. Our vessels’ operating certificates and licenses are renewed periodically during the required annual surveys of the vessels. However, there can be no assurance that such certificates and licenses will be renewed. Also, in the future, we may have to alter existing equipment, add new equipment to, or change operating procedures for, our vessels to comply with changes in governmental regulations, safety or other equipment standards to meet our customers’ changing needs. If any such costs are material, they could adversely affect our financial condition.

We are subject to new statutory and regulatory directives in the United States addressing homeland security concerns that may increase our costs and adversely affect our operations.

Various government agencies within the Department of Homeland Security (referred to in this prospectus as DHS), including the Transportation Security Administration, the U.S. Coast Guard, and U.S. Bureau of Customs and Border Protection, have adopted, and may adopt in the future, new rules, policies or regulations or changes in the interpretation or application of existing laws, rules, policies or regulations, compliance with which could increase our costs or result in loss of revenue.

The Coast Guard’s new maritime security regulations, issued pursuant to the Maritime Transportation Security Act of 2002 (MTSA), require us to operate our vessels and facilities pursuant to both the maritime security regulations and approved security plans. Our vessels and facilities are subject to periodic security compliance verification examinations by the Coast Guard. A failure to operate in accordance with the maritime security regulations or the approved security plans may result in the imposition of a fine or control and compliance measures, including the suspension or revocation of the security plan, thereby making the vessel or facility ineligible to operate. We are also required to audit these security plans on an annual basis and, if necessary, submit amendments to the Coast Guard for its review and approval. Failure to timely submit the necessary amendments may lead to the imposition of the fines and control and compliance measures mentioned above. Failure to meet the requirements of the maritime security regulations could have a material adverse effect on our results of operations. The Transportation Security Administration and the Coast Guard have issued proposed regulations to implement the so-called Transportation Worker Identification Credential (TWIC) program. The proposed TWIC program would establish minimum standards for the issuance of biometric identification cards to all individuals who require unescorted access to secure areas of port facilities or to vessels regulated under MTSA. It is anticipated that the TWIC program could be implemented as early as the end of 2006. The costs of implementing the TWIC program could be substantial and therefore could adversely affect our results of operations.

DHS may adopt additional security-related regulations, including new requirements for screening of cargo and our reimbursement to the agency for the cost of security services. These new security-related regulations could have an adverse impact on our ability to efficiently process cargo or could increase our costs. In particular, our customers typically need quick shipping of their cargos and rely on our on-time shipping capabilities. If these regulations disrupt or impede the timing of our shipments, we may fail to meet the needs of our customers, or may increase expenses to do so.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

Domestic and international container shipping is subject to various security and customs inspection and related procedures, referred to herein as inspection procedures, in countries of origin and destination as well as in countries in which transshipment points are located. Inspection procedures can result in the seizure of containers or their contents, delays in the loading, offloading, transshipment or delivery of containers and the levying of customs duties, fines or other penalties against exporters or importers (and, in some cases, shipping and logistics companies such as us). Failure to comply with these procedures may result in the imposition of fines and/or the taking of control or compliance measures by the applicable governmental agency, including the denial of entry into U.S. waters.

We understand that, currently, only a small proportion of all containers delivered to the United States are physically inspected by U.S., state or local authorities prior to delivery to their destinations. The U.S. government, foreign governments, international organizations, and industry associations have been considering ways to improve and expand inspection procedures. There are numerous proposals to enhance the existing inspection procedures, which if implemented would likely affect shipping and logistics companies such as us. Such changes could impose additional financial and legal obligations on us, including additional responsibility for physically inspecting and recording the contents of containers we are shipping. In addition, changes to inspection procedures could impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo by container uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

Restrictions on foreign ownership of our vessels could limit our ability to sell off any portion of our business or result in the forfeiture of our vessels.

Under the Jones Act, all vessels transporting cargo between U.S. ports must, subject to limited exceptions, be built in the U.S., registered under the U.S. flag, manned by predominantly U.S. crews, and owned and operated by U.S. organized companies that are controlled and 75% owned by U.S. citizens. The Jones Act, therefore, restricts the foreign ownership interests in the entities that directly or indirectly own the vessels which we operate in the non-contiguous Jones Act markets. If we were to seek to sell any portion of our business that owns any of these vessels, we would have fewer potential purchasers, since some potential purchasers might be unable or unwilling to satisfy the foreign ownership restrictions described above. As a result, the sales price for that portion of our business may not attain the amount that could be obtained in an unregulated market. Furthermore, at any point Horizon Lines, LLC, our indirect wholly-owned subsidiary and principal operating subsidiary, ceases to be controlled and 75% owned by U.S. citizens, we would become ineligible to operate in our current markets and may become subject to penalties and risk forfeiture of our vessels.

No assurance can be given that our insurance costs will not escalate.

Our protection and indemnity insurance, referred to as P&I, is provided by a mutual P&I club which is a member of the International Group of P&I Clubs. As a mutual club, it relies on member premiums, investment reserves and income, and reinsurance to manage liability risks on behalf of its members. Increased investment losses, underwriting losses, or reinsurance costs could cause international marine insurance clubs to substantially raise the cost of premiums, resulting not only in higher premium costs but also higher levels of deductibles and self-insurance retentions.

Catastrophic losses and other liabilities could adversely affect our results of operations and such losses and liability may be beyond insurance coverage.

The operation of any oceangoing vessel carries with it an inherent risk of catastrophic maritime disaster, mechanical failure, collision, and loss of or damage to cargo. Also, in the course of the operation of our vessels, marine disasters, such as oil spills and other environmental mishaps, cargo loss or damage, and business interruption due to political or other developments, as well as maritime disasters not involving us, labor disputes, strikes and adverse weather conditions, could result in loss of revenue, liabilities or increased costs, personal injury, loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operations. Damage arising from such occurrences may result in lawsuits asserting large claims.

Although we maintain insurance, including retentions and deductibles, at levels that we believe are consistent with industry norms against the risks described above, including loss of life, there can be no assurance that this insurance would be sufficient to cover the cost of damages suffered by us from the occurrence of all of the risks described above or the loss of income resulting from one or more of our vessels being removed from operation. We also cannot assure you that a claim will be paid or that we will be able to obtain insurance at commercially reasonable rates in the future. Further, if we are negligent or otherwise responsible in connection with any such event, our insurance may not cover our claim.

In the event that any of the claims arising from any of the foregoing possible events were assessed against us, all of our assets could be subject to attachment and other judicial process.

As a result of the significant insurance losses incurred in the September 11, 2001 attack and related concern regarding terrorist attacks, global insurance markets increased premiums and reduced or restricted coverage for terrorist losses generally. Accordingly, premiums payable for terrorist coverage have increased substantially and the level of terrorist coverage has been significantly reduced.

Additionally, new and stricter environmental regulations have led to higher costs for insurance covering environmental damage or pollution, and new regulations could lead to similar increases or even make this type of insurance unavailable.

Our spare vessel reserved for relief may be inadequate under extreme circumstances.

We generally keep a spare vessel in reserve available for relief if one of our vessels in active service suffers a maritime disaster or must be unexpectedly removed from service for repairs. However, this spare vessel may require several days of sailing before it can replace the other vessel, resulting in service disruptions and loss of revenue. If more than one of our vessels in active service suffers a maritime disaster or must be unexpectedly removed from service, we may have to redeploy vessels from our other trade routes, or lease one or more vessels from third parties. As there is a relatively limited supply of U.S.-built, U.S.-owned and U.S.-flagged container vessels available for short- or long-term lease, especially on short notice, we may be unable to lease any such vessels or be faced with prohibitively high lease rates. In any such case, we may suffer a material adverse effect on our business, our operating results and our financial condition.

Interruption or failure of our information technology and communications systems could impair our ability to effectively provide our shipping and logistics services, especially HITS, which could damage our reputation and harm our operating results.

Our provision of our shipping and logistics services depends on the continuing operation of our information technology and communications systems, especially the Horizon Information Technology System, or HITS. We have experienced brief system failures in the past and may experience brief or substantial failures in the future. Any failure of our systems could result in interruptions in our service reducing our revenue and profits and damaging our brand. Some of our systems are not fully redundant, and our disaster recovery planning does not account for all eventualities. The occurrence of a natural disaster, or other unanticipated problems at our facilities at which we maintain and operate our systems could result in lengthy interruptions or delays in our shipping and logistics services, especially HITS.

Our vessels could be arrested by maritime claimants, which could result in significant loss of earnings and cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo, lenders and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may enforce its lien by either arresting or attaching a vessel through foreclosure proceedings. Moreover, crew members may place liens for unpaid wages that can include significant statutory penalty wages if the unpaid wages remain overdue (e.g., double wages for every day during which the unpaid wages remain overdue). The arrest or attachment of one or more of our vessels could result in a significant loss of earnings and cash flow for the period during which the arrest or attachment is continuing.

In addition, international vessel arrest conventions and certain national jurisdictions allow so-called sister-ship arrests, which allow the arrest of vessels that are within the same legal ownership as the vessel which is subject to the claim or lien. Certain jurisdictions go further, permitting not only the arrest of vessels within the same legal ownership, but also any associated vessel. In nations with these laws, an association may be recognized when two vessels are owned by companies controlled by the same party. Consequently, a claim may be asserted against us or any of our vessels for the liability of one or more of the other vessels that we own.

We are susceptible to severe weather and natural disasters.

Our operations are vulnerable to disruption as a result of weather and natural disasters such as bad weather at sea, hurricanes, typhoons and earthquakes. Such events will interfere with our ability to provide the on-time scheduled service our customers demand resulting in increased expenses and potential loss of business associated with such events. In addition, severe weather and natural disasters can result in interference with our terminal operations, and may cause serious damage to our vessels, loss or damage to containers, cargo and other equipment and loss of life or physical injury to our employees. Terminals in the South Pacific Ocean, particularly in Guam, and terminals on the east coast of the continental U.S. and in the Caribbean are particularly susceptible to hurricanes and typhoons. In the recent past, the terminal at our port in Guam was seriously damaged by a typhoon and our terminal in Puerto Rico was seriously damaged by a hurricane. These storms resulted in damage to cranes and other equipment and closure of these facilities. Earthquakes in Anchorage and in Guam have also damaged our terminal facilities resulting in delay in terminal operations and increased expenses. Any such damage will not be fully covered by insurance.

We may face new competitors.

Other established or start-up shipping operators may enter our markets to compete with us for business.

Existing non-Jones Act qualified shipping operators whose container ships sail between ports in Asia and the U.S. West Coast could add Hawaii, Guam or Alaska as additional stops on their sailing routes for non-U.S. originated or destined cargo. Shipping operators could also add Puerto Rico as a new stop on sailings of their vessels between the continental U.S. and ports in Europe, the Caribbean, and Latin America for non-U.S. originated or destined cargo. Further, shipping operators could introduce U.S.-flagged vessels into service sailing between Guam and U.S. ports, including ports on the U.S. West Coast or in Hawaii. On these routes to and from Guam no limits would apply as to the origin or destination of the cargo dropped off or picked up. In addition, current or new U.S. citizen shipping operators may order the building of new vessels by U.S. shipyards and may introduce these U.S.-built vessels into Jones Act qualified service on one or more of our trade routes. These potential competitors may have access to financial resources substantially greater than our own. The entry of a new competitor on any of our trade routes could result in a significant increase in available shipping capacity that could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In early 2005, Pasha Hawaii Transport Lines, a joint venture between The Pasha Group, a California-based automobile handling and logistics company, and Strong Vessel Operators LLC, a Connecticut-based operator of a U.S.-flagged ship on a trade route between the U.S. East Coast and the Azores, began a Jones Act qualified shipping service between Hawaii and San Diego, utilizing one roll-on/roll-off vessel. Pasha Hawaii has targeted newly manufactured vehicles, including Chrysler and Honda vehicles for shipment from the U.S. West Coast to Hawaii, privately-owned vehicles for shipment between the U.S. West Coast and Hawaii and larger, rolling-stock pieces, including tractors and military vehicles and equipment for shipment between the U.S. West Coast and Hawaii. Pasha Hawaii’s service has had some effect on us through the loss of some shipments of vehicles between the U.S. West Coast and Hawaii. We have also experienced downward rate pressure, resulting in eroding margins, with respect to these types of vehicle shipments.

Delayed delivery or non-delivery of one or more of the five new U.S.-flag container vessels or default under the agreements relating to them may adversely affect our operations and financial condition.

We have entered into a series of agreements with Ship Finance International Limited and certain of its subsidiaries, referred to herein collectively as SFL, with respect to our chartering of five new U.S.-flag container vessels that are currently under construction in the Republic of Korea.

If any of the new vessels are not constructed in accordance with their respective shipbuilding contracts, such vessel(s) could be properly declined under the terms of our agreements with SFL and we would be unable to charter such vessels.

If any of the new vessels are delivered later than contemplated under the shipbuilding contracts either due to construction delays or damage during construction, or if any of the new vessels is damaged during construction such that the vessel is a total loss, the implementation of our plans to phase the new vessels into our operations and to redeploy a number of our existing vessels would be delayed or prevented. If the delivery of any of the new vessels is delayed beyond a certain date, the commitment for the bank financing for SFL’s purchase of the vessels will expire with respect to any such vessel. In the absence of replacement financing, SFL would be unable to complete the purchase of any such vessel.

If, as a result of construction cost overruns or changes to the new vessels requested by us, the purchase price for any of the vessels exceeds the maximum allowable purchase price under our agreements with SFL, it may be necessary for us to agree to cover the excess cost in order for us to charter the vessels.

If SFL were to default on its contractual obligations with the sellers of the new vessels or the financial institutions providing financing for SFL’s purchase of the vessels, including the requirement for its equity portion of the purchase price of each vessel, or if those financial institutions were to default on their contractual obligations to fund the purchases, we would be deprived of the use of such vessels, and the implementation of our plans to phase such vessels into our operations and to redeploy a number of our existing vessels on other routes would be hindered or prevented.

In the event we default under our agreements with SFL, we could be liable to SFL and its lenders for losses resulting from our default. Such losses include reimbursement to SFL of its security deposits of cash in the amount of $11.0 million and letters of credit in the amount of $25.5 million, which could be forfeited to the sellers of the new vessels, interest rate swap breakage fees, and other actual damages arising from such a default. As collateral for our obligation to reimburse SFL in respect of its letters of credit and interest rate swap breakage fees, we have provided SFL with letters of credit in the aggregate amount of $29.3 million, which have been assigned to SFL’s lenders as collateral for its obligations to them. In the event of such a default, our letters of credit would be subject to being drawn, thereby adversely affecting our financial condition, and we could be liable for the above-described additional damages.

Horizon Lines, LLC has entered into the bareboat charters for the five new vessels based on their treatment as operating leases in order to comply with certain covenants in the senior credit facility under which our indirect wholly owned subsidiaries Horizon Lines Holding Corp. (“Horizon Lines Holding”) and Horizon Lines, LLC are borrowers. If the bareboat charters were to be deemed capital leases, such treatment may result in a default under certain covenants in the senior credit facility unless waived by the lenders thereunder.

We may not exercise our purchase options for our chartered vessels.

We intend to exercise our purchase options for up to three of the vessels that we have chartered upon the expiration of their charters in January 2015. We have not determined whether we will exercise our scheduled purchase options for the five newly built U.S.-flag vessels that we have agreed to charter, beginning in the fourth quarter of 2006. There can be no assurance that, when these options become exercisable, the price at which these vessels may be purchased will be reasonable in light of the fair market value of these vessels at such time or that we will have the funds required to make these purchases. As a result, we may not exercise our options to purchase these vessels. If we do not exercise our options, we may need to renew our existing charters for these vessels or charter replacement vessels. There can be no assurance that our existing charters will be renewed, or, if renewed, that they will be renewed at favorable rates, or, if not renewed, that we will be able to charter replacement vessels at favorable rates.

We may face significant costs as the vessels currently in our fleet age.

We believe that each of the vessels we currently operate has an estimated useful life of approximately 45 years from the year it was built. The average age of the vessels is approximately 30 years. We expect to expend increasing expenses to operate and maintain the vessels in good condition as they age. Eventually, these vessels will need to be replaced. While we have already agreed to charter five newly built U.S.-flag vessels, beginning the fourth quarter of 2006, we may not be able to replace all of our existing vessels with new vessels based on uncertainties related to financing, timing and shipyard availability.

We may face unexpected substantial drydocking costs for our vessels.

Our vessels are drydocked periodically for repairs and renewals. The cost of repairs and renewals at each drydocking are difficult to predict with certainty and can be substantial. Our established processes have enabled us to make on average six drydockings per year over the last five years with a minimal impact on schedule. In addition, our vessels may have to be drydocked in the event of accidents or other unforeseen damage. Our insurance may not cover all of these costs. Large unpredictable drydocking expenses could significantly decrease our profits.

Loss of our key management personnel could adversely affect our business.

Our future success will depend, in significant part, upon the continued services of Charles G. Raymond, our Chairman of the Board, President and Chief Executive Officer, John W. Handy, our Executive Vice President, John V. Keenan, our Senior Vice President and Chief Transportation Officer, M. Mark Urbania, our Senior Vice President—Finance and Administration and Chief Financial Officer and Brian W. Taylor, Senior Vice President, Sales and Marketing, of Horizon Lines, LLC. The loss of the services of any of these executive officers could adversely affect our future operating results because of their experience and knowledge of our business and customer relationships. If key employees depart, we may have to incur significant costs to replace them and our ability to execute our business model could be impaired if we cannot replace them in a timely manner. We do not expect to maintain key person insurance on any of our executive officers.

We are subject to, and may in the future be subject to, disputes, or legal or other proceedings, that could have a material adverse effect on us.

The nature of our business exposes us to the potential for disputes, or legal or other proceedings, from time to time relating to labor and employment matters, personal injury and property damage, environmental matters and other matters, as discussed in the other risk factors disclosed in this prospectus. In addition, as a common carrier, our tariffs, rates, rules and practices in dealing with our customers are governed by extensive and complex foreign, federal, state and local regulations which are the subject of disputes or administrative and/or judicial proceedings from time to time. These disputes, individually or collectively, could harm our business by distracting our management from the operation of our business. If these disputes develop into proceedings, these proceedings, individually or collectively, could involve significant expenditures by us or result in significant changes to our tariffs, rates, rules and practices in dealing with our customers that could have a material adverse effect on our future revenue and profitability.

We are currently subject to two actions before the Surface Transportation Board, or STB. The first action, brought by the Government of Guam in 1998 on behalf of itself and its citizens against Horizon Lines, LLC and Matson Navigation Co., seeks a ruling from the STB that Horizon Lines’ Guam shipping rates during 1996-1998 were “unreasonable” under the ICC Termination Act of 1995, and an order awarding reparations to Guam and its citizens. The second action, brought by DHX, Inc., a freight forwarder, in 1999 against Horizon Lines, LLC and Matson, challenges the reasonableness of certain rates and practices of the defendants in the Hawaii trade. DHX is seeking $11.0 million in damages. An adverse decision in either of these actions could also affect the rates that Horizon Lines, LLC would be permitted to charge on its routes and could have a material adverse effect on our future revenue and profitability. No assurance can be given that the final decision of the STB with respect to either action will be favorable to us.

Integrating acquisitions may be time-consuming and create costs that could reduce our net income and cash flows.

Part of our growth strategy may include pursuing acquisitions. Any integration process may be complex and time-consuming, may be disruptive to our business and may cause an interruption of, or a distraction of our management’s attention from our business as a result of a number of obstacles, including but not limited to:

•	the loss of key customers of the acquired company;

•	the incurrence of unexpected expenses and working capital requirements;

•	a failure of our due diligence process to identify significant issues or contingencies;

•	difficulties assimilating the operations and personnel of the acquired company;

•	difficulties effectively integrating the acquired technologies with our current technologies;

•	our inability to retain key personnel of acquired entities;

•	a failure to maintain the quality of customer service;

•	our inability to achieve the financial and strategic goals for the acquired and combined businesses; and

•	difficulty in maintaining internal controls, procedures and policies.

Any of the foregoing obstacles, or a combination of them, could negatively impact our net income and cash flows.

We have not completed any acquisitions to date. We may not be able to consummate acquisitions in the future on terms acceptable to us, or at all. In addition, future acquisitions are accompanied by the risk that the obligations and liabilities of an acquired company may not be adequately reflected in the historical financial statements of that company and the risk that those historical financial statements may be based on assumptions which are incorrect or inconsistent with our assumptions or approach to accounting policies. Any of such obligations, liabilities or incorrect or inconsistent assumptions could adversely impact our results of operations.

We may be exposed to potential risks resulting from new requirements that we evaluate our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act.

Section 404 of the Sarbanes-Oxley Act requires that publicly reporting companies cause their managements to perform annual assessments of the effectiveness of their internal controls over financial reporting and their independent auditors to prepare reports that address such assessments. We are required to satisfy the requirements of Section 404 for the fiscal year ended December 24, 2006. We may not be able to assess our current internal controls and comply with these requirements in due time. If we are able to proceed with a complete assessment in a timely manner, we may identify deficiencies which we may not be able to remediate, may identify deficiencies which will demand significant resources to remediate or may be unable to identify existing deficiencies at all. In addition, if we fail to achieve and maintain the adequacy of our internal controls, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information and the trading price of our common stock could drop significantly. Our compliance with the Sarbanes-Oxley Act may require significant expenses and management resources that would need to be diverted from our other operations and could require a restructuring of our internal financial reporting. Any such expenses, time reallocations or restructuring could have a material adverse effect on our operations. The applicability of the Sarbanes-Oxley Act to us could make it more difficult and more expensive for us to obtain director and officer liability insurance, and also make it more difficult for us to attract and retain qualified individuals to serve on our boards of directors (and, particularly, our audit committee), or to serve as executive officers.

Our cash flows and capital resources may be insufficient to make required payments on our substantial indebtedness and future indebtedness.

As of September 24, 2006, on a consolidated basis, we had (i) approximately $534.1 million of outstanding long-term debt (exclusive of outstanding letters of credit with an aggregate face amount of $37.2 million), including capital lease obligations, (ii) approximately $235.6 million of aggregate trade payables, accrued liabilities and other balance sheet liabilities (other than the long-term debt referred to above) and (iii) a debt-to-equity ratio of approximately 2.6:1.0.

Because we have substantial debt, we require significant amounts of cash to fund our debt service obligations. Our ability to generate cash to meet scheduled payments or to refinance our obligations with respect to our debt depends on our financial and operating performance which, in turn, is subject to prevailing economic and competitive conditions and to the following financial and business factors, some of which may be beyond our control:

•	operating difficulties;

•	increased operating costs;

•	increased fuel costs;

•	general economic conditions;

•	decreased demand for our services;

•	market cyclicality;

•	tariff rates;

•	prices for our services;

•	the actions of competitors;

•	regulatory developments; and

•	delays in implementing strategic projects.

If our cash flow and capital resources are insufficient to fund our debt service obligations, we could face substantial liquidity problems and might be forced to reduce or delay capital expenditures, dispose of material assets or operations, seek to obtain additional equity capital, or restructure or refinance our indebtedness. Such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In particular, in the event that we are required to dispose of material assets or operations to meet our debt service obligations, we cannot be sure as to the timing of such dispositions or the proceeds that we would realize therefrom. The value realized from such dispositions will depend on market conditions and the availability of buyers, and, consequently, any such disposition may not, among other things, result in sufficient cash proceeds to repay our indebtedness. Also, the senior credit facility and the indentures governing the 9% senior notes due 2012, referred to herein as the 9% senior notes, and the 11% senior discount notes due 2013, referred to herein as the 11% senior discount notes, contain covenants that may limit our ability to dispose of material assets or operations or to restructure or refinance our indebtedness. Further, we cannot provide assurance that we will be able to restructure or refinance any of our indebtedness or obtain additional financing, given the uncertainty of prevailing market conditions from time to time, our high levels of indebtedness and the various debt incurrence restrictions imposed by the senior credit facility and the indentures for the 9% senior notes and the 11% senior discount notes. If we are able to restructure or refinance our indebtedness or obtain additional financing, the economic terms on which such indebtedness is restructured, refinanced or obtained may not be favorable to us.

We may incur substantial indebtedness in the future. The terms of the senior credit facility and the indentures governing the 9% senior notes and the 11% senior discount notes permit us to incur or guarantee additional indebtedness under certain circumstances. As of September 24, 2006, our wholly-owned indirect subsidiaries Horizon Lines Holding and Horizon Lines, LLC had approximately $12.8 million of additional borrowing availability under the revolving credit facility, subject to compliance with the financial and other covenants and the other terms set forth therein. Our incurrence of additional indebtedness would intensify the risk that our future cash flow and capital resources may not be sufficient for payments of interest on and principal of our substantial indebtedness.

Financial and other covenants under our current and future indebtedness could significantly impair our ability to operate our business.

The senior credit facility contains covenants that, among other things, restrict the ability of Horizon Lines Holding and its subsidiaries to:

•	dispose of assets;

•	incur additional indebtedness, including guarantees;

•	prepay other indebtedness or amend other debt instruments;

•	pay dividends or make investments, loans or advances;

•	create liens on assets;

•	enter into sale and lease-back transactions;

•	engage in mergers, acquisitions or consolidations;

•	change the business conducted by them; and

•	engage in transactions with affiliates.

In addition, under the senior credit facility, Horizon Lines Holding and its subsidiaries are required to comply with financial covenants, comprised of leverage and interest coverage ratio requirements. Their ability to comply with these covenants will depend on their ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond their control, and will be substantially dependent on our financial and operating performance which, in turn, is subject to prevailing economic and competitive conditions and to various financial and business factors, including those discussed in the other risk factors disclosed in this prospectus, some of which may be beyond our control.

Under the senior credit facility, Horizon Lines, LLC and Horizon Lines Holding are required, subject to certain exceptions, to make mandatory prepayments of amounts under the senior credit facility with all or a portion of the net proceeds of certain asset sales and events of loss, certain debt issuances, certain equity issuances and a portion of their excess cash flow. Our circumstances at the time of any such prepayment, particularly our liquidity and ability to access funds, cannot be anticipated at this time. Any such prepayment could, therefore, have a material adverse effect on us. Mandatory prepayments are first applied to the outstanding term loans and, after all of the term loans are paid in full, then applied to reduce the loans under the revolving credit facility with corresponding reductions in revolving credit facility commitments.

The indentures that govern the 9% senior notes and the 11% senior discount notes also contain restrictive covenants that, among other things, limit the ability of Horizon Lines Holding and its subsidiaries, in the case of the 9% senior notes, and our direct wholly owned subsidiary H-Lines Finance Holding Corp., in the case of the 11% senior discount notes, to:

•	incur more debt;

•	pay dividends, redeem stock or make other distributions;

•	make investments;

•	create liens;

•	transfer or sell assets;

•	merge or consolidate; and

•	enter into transactions with our affiliates.

The senior credit facility and the indentures that govern the 9% senior notes and the 11% senior discount notes contain cross-default provisions that may result in nearly all of our indebtedness coming due simultaneously.

The breach of any of the covenants or restrictions contained in the senior credit facility could result in a default under the indenture governing the 9% senior notes that would permit the noteholders thereunder to declare all amounts outstanding under such indenture to be due and payable, together with accrued and unpaid interest, resulting in the acceleration of the amounts outstanding under the senior credit facility as well. Similarly, the breach of any of the covenants or restrictions contained in the indenture governing the 9% senior notes would permit the lenders under the senior credit facility to declare all amounts outstanding under such facility to be due and payable, together with accrued and unpaid interest, resulting in the acceleration of the amounts outstanding under such indenture. In the event of a breach of any of the covenants or restrictions contained in the senior credit facility or the indenture governing the 9% senior notes, the noteholders under the indenture governing the 11% senior discount notes would be permitted to declare all amounts outstanding under such indenture to be due and payable. If the indebtedness under the senior credit facility and the indentures governing the 9% senior notes and the 11% senior discount notes were all to be accelerated, the aggregate amount of indebtedness immediately due and payable as of September 24, 2006 would have been approximately $529.2 million. We do not have sufficient liquidity to repay this amount if all of such indebtedness were to be accelerated, and we may not have sufficient liquidity in the future and may not be able to borrow money from other lenders to enable us to refinance all of such indebtedness.

Our substantial indebtedness and future indebtedness could significantly impair our operating and financial condition.

The required payments on our substantial indebtedness and future indebtedness, as well as the restrictive covenants contained in the senior credit facility and the indentures governing the 9% senior notes and the 11% senior discount notes, could significantly impair our operating and financial condition. For example, these required payments and restrictive covenants could:

•	make it difficult for us to satisfy our debt obligations;

•	make us more vulnerable to general adverse economic and industry conditions;

•	limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other general corporate requirements;

•	expose us to interest rate fluctuations because the interest rate on the debt under our revolving credit facility is variable;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow for operations and other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to competitors that may have proportionately less debt.

We may incur substantial indebtedness in the future. Our incurrence of additional indebtedness would intensify the risks described above.

The senior credit facility exposes us to the variability of interest rates.

Our subsidiaries, Horizon Lines Holding and Horizon Lines, LLC, have outstanding a $245.0 million term loan, which bears interest at variable rates. Horizon Lines Holding and Horizon Lines also have a revolving credit facility which provides for borrowings of up to $50.0 million, which bears variable interest rates. The interest rates applicable to the senior credit facility vary with the prevailing corporate base rate offered by the administrative agent under the senior credit facility or with LIBOR. If these rates were to increase significantly, our ability to borrow additional funds may be reduced and the risks related to our substantial indebtedness would intensify. Each quarter point change in interest rates would result in a $0.6 million change in annual interest expense on the term loan. Accordingly, a significant rise in interest rates would adversely affect our financial results.

Change in tax laws or the interpretation thereof, adverse tax audits and other tax matters related to our tonnage tax election or such tax may adversely affect our future results.

During the quarter ended September 24, 2006, after evaluating the merits and requirements of the tonnage tax, we elected the application of the tonnage tax instead of the federal corporate income tax on income from our qualifying shipping activities. Changes in tax laws or the interpretation thereof, adverse tax audits, and other tax matters related to such tax election or such tax may adversely affect our future results.

Risks Related to Offerings Under this Prospectus

Our stock price may be volatile, and you could lose all or part of your investment.

The following factors could cause the price of our common stock in the public market to fluctuate significantly:

•	variations in our quarterly operating results;

•	changes in market valuations of companies in our industry;

•	fluctuations in stock market prices and volumes;

•	issuance of common stock or other securities in the future;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of new business or trade routes, acquisitions or joint ventures; and

•	the other factors discussed elsewhere in this prospectus.

Volatility in the market price of our common stock may prevent investors from being able to sell their common stock at or above the price an investor pays for our common stock in an offering made pursuant to this prospectus. In the past, class action litigation has often been brought against companies following periods of volatility in the market price of those companies’ common stock. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management’s attention and company resources and could have a material effect on our business, financial condition and operating results.

Certain provisions of our charter documents and agreements and Delaware law could discourage, delay or prevent a merger or acquisition at a premium price.

Our certificate of incorporation and bylaws contain provisions that:

•	permit us to issue, without any further vote or action by our stockholders, up to 25 million shares of preferred stock, excluding the Series A preferred stock (shares of which series are no longer issuable), in one or more series and, with respect to each series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of such series, and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series;

•	limit the ability of stockholders to act by written consent or to call special meetings;

•	establish a classified board of directors with staggered three-year terms;

•	impose advance notice requirements for nominations for election to our board of directors and for stockholder proposals;

•	limit to the incumbent members of our board the right to elect or appoint individuals to fill any newly created directorship on our board of directors that results from an increase in the number of directors (or any vacancy occurring on our board);

•	limit the ability of stockholders who are non-U.S. citizens under applicable U.S. maritime laws to acquire significant ownership of, or significant voting power with respect to, shares of any class or series of our capital stock; and

•	require the consent of 66 2/3% of the total voting power of all outstanding shares of stock to modify certain provisions of our certificate of incorporation.

The provisions listed above may discourage, delay or prevent a merger or acquisition at a premium price.

In addition, we are subject to Section 203 of the General Corporation Law of the State of Delaware, or the DGCL, which also imposes certain restrictions on mergers and other business combinations between us and any holder of 15% or more of our common stock. Further, certain of our future incentive plans may provide for vesting of shares of common stock and/or payments to be made to our employees in connection with a change of control, which could discourage, delay or prevent a merger or acquisition at a premium price.

If a substantial number of shares become available for sale and are sold in a short period of time, the market price of our common stock could decline.

If our existing stockholders sell substantial amounts of our common stock in the public market following the one or more offerings made pursuant to this prospectus, the market price of our common stock could decrease significantly. In particular, our management may sell or otherwise dispose of substantial amounts of our common stock in the public market following the one or more offerings made pursuant to this prospectus. The perception in the public market that our existing stockholders might sell shares of common stock could also depress our market price.

Our certificate of incorporation limits the ownership of common stock by individuals and entities that are not U.S. citizens. This may affect the liquidity of our common stock and may result in non-U.S. citizens being required to disgorge profits, sell their shares at a loss or relinquish their voting, dividend and distribution rights.

Under applicable U.S. maritime laws, at least 75% of the outstanding shares of each class or series of our capital stock must be owned and controlled by U.S. citizens within the meaning of such laws. Certain provisions of our certificate of incorporation are intended to facilitate compliance with this requirement and may have an adverse effect on holders of shares of the common stock sold or otherwise disposed of pursuant to an offering made pursuant to this prospectus.

Under the provisions of our certificate of incorporation, any transfer, or attempted transfer, of any shares of our capital stock will be void if the effect of such transfer, or attempted transfer, would be to cause one or more non-U.S. citizens in the aggregate to own (of record or beneficially) shares of any class or series of our capital stock in excess of 19.9% of the outstanding shares of such class or series. However, in order for us to comply with the conditions to listing specified by the New York Stock Exchange, our certificate of incorporation provides that nothing therein, such as the foregoing restrictions regarding transfers, precludes the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation service so long as our stock is listed on the New York Stock Exchange. Therefore, to the extent such restrictions voiding transfers are effective, the liquidity or market value of the shares of common stock sold or otherwise disposed of pursuant to an offering made under this prospectus may be adversely impacted.

In the event such restrictions voiding transfers would be ineffective for any reason, our certificate of incorporation provides that if any transfer would otherwise result in the number of shares of any class or series of our capital stock owned (of record or beneficially) by non-U.S. citizens being in excess of 19.9% of the outstanding shares of such class or series, such transfer will cause such excess shares to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries that are U.S. citizens. The proposed transferee will have no rights in the shares transferred to the trust, and the trustee, who is a U.S. citizen chosen by us and unaffiliated with us or the proposed transferee, will have all voting, dividend and distribution rights associated with the shares held in the trust. The trustee will sell such excess shares to a U.S. citizen within 20 days of receiving notice from us and distribute to the proposed transferee the lesser of the price that the proposed transferee paid for such shares and the amount received from the sale, and any gain from the sale will be paid to the charitable beneficiary of the trust.

These trust transfer provisions also apply to situations where ownership of a class or series of our capital stock by non-U.S. citizens in excess of 19.9% would be exceeded by a change in the status of a record or beneficial owner thereof from a U.S. citizen to a non-U.S. citizen, in which case such person will receive the lesser of the market price of the shares on the date of such status change and the amount received from the sale. In addition, under our certificate of incorporation, if the sale or other disposition of shares of common stock in an offering made pursuant to this prospectus would result in non-U.S. citizens owning (of record or beneficially) in excess of 19.9% of the outstanding shares of common stock, the excess shares shall be automatically transferred to a trust for disposal by a trustee in accordance with the trust transfer provisions described above. As part of the foregoing trust transfer provisions, the trustee will be deemed to have offered the excess shares in the trust to us at a price per share equal to the lesser of (i) the market price on the date we accept the offer and (ii) the price per share in the purported transfer or original issuance of shares, as described in the preceding paragraph, or the market price per share on the date of the status change, that resulted in the transfer to the trust.

As a result of the above trust transfer provisions, a proposed transferee (including a proposed transferee of shares in an offering made pursuant to this prospectus) that is a non-U.S. citizen or a record or beneficial owner whose citizenship status change results in excess shares may not receive any return on its investment in shares it purportedly purchases or owns, as the case may be, and it may sustain a loss.

To the extent that the above trust transfer provisions would be ineffective for any reason, our certificate of incorporation provides that, if the percentage of the shares of any class or series of our capital stock owned (of record or beneficially) by non-U.S. citizens is known to us to be in excess of 19.9% for such class or series, we, in our sole discretion, shall be entitled to redeem all or any portion of such shares most recently acquired (as determined by our board of directors in accordance with guidelines that are set forth in our certificate of incorporation), including shares sold or otherwise disposed of in an offering made pursuant to this prospectus, by non-U.S. citizens, or owned (of record or beneficially) by non-U.S. citizens as a result of a change in citizenship status, in excess of such maximum permitted percentage for such class or series at a redemption price based on a fair market value formula that is set forth in our certificate of incorporation. Such excess shares shall not be accorded any voting, dividend or distribution rights until they have ceased to be excess shares, provided that they have not been already redeemed by us. As a result of these provisions, a stockholder who is a non-U.S. citizen may be required to sell its shares of common stock at an undesirable time or price and may not receive any return on its investment in such shares. Further, we may have to incur additional indebtedness, or use available cash (if any), to fund all or a portion of such redemption, in which case our financial condition may be materially weakened.

So that we may ensure our compliance with the applicable maritime laws, our certificate of incorporation permits us to require that any record or beneficial owner of any shares of our capital stock provide us from time to time with certain documentation concerning such owner’s citizenship and comply with certain requirements. These provisions include a requirement that every person acquiring, directly or indirectly, 5% or more of the shares of any class or series of our capital stock must provide us with specified citizenship documentation. In the event that a person does not submit such requested or required documentation to us, our certificate of incorporation provides us with certain remedies, including the suspension of the voting rights of such person’s shares of our capital stock and the payment of dividends and distributions with respect to those shares into an escrow account. As a result of non-compliance with these provisions, a record or beneficial owner of the shares of our common stock may lose significant rights associated with those shares.

In addition to the risks described above, the foregoing foreign ownership restrictions could delay, defer or prevent a transaction or change in control that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders.

If non-U.S. citizens own more than 19.9% of our stock, we may not have the funds or the ability to redeem any excess shares and we could be forced to suspend our Jones Act operations.

Our certificate of incorporation contains provisions voiding transfers of shares of any class or series of our capital stock that would result in non-U.S. citizens, in the aggregate, owning in excess of 19.9% of the shares of such class or series. In the event that this transfer restriction would be ineffective, our certificate of incorporation provides for the automatic transfer of such excess shares to a trust specified therein. These trust provisions also apply to excess shares that would result from a change in the status of a record or beneficial owner of shares of our capital stock from a U.S. citizen to a non-U.S. citizen and to excess shares that would result from the sale or other disposition of shares of common stock in an offering made pursuant to this prospectus. In the event that these trust transfer provisions would also be ineffective, our certificate of incorporation permits us to redeem such excess shares. However, we may not be able to redeem such excess shares because our operations may not have generated sufficient excess cash flow to fund such a redemption. If such a situation occurs, there is no guarantee that we will be able to obtain the funds necessary to effect such a redemption on terms satisfactory to us or at all. The terms of the senior credit facility under which two of our wholly-owned indirect subsidiaries, Horizon Lines Holding and Horizon Lines, are co-borrowers and their respective subsidiaries are guarantors, permit upstream payments from such subsidiaries, subject to exceptions, to us to fund redemptions of excess shares. However, the terms of the indentures of our subsidiaries governing the 9% senior notes and the 11% senior discount notes contain limitations on upstream payments which provide no specific exceptions to fund such redemptions of excess shares and any future indebtedness of our subsidiaries may contain similar limitations.

If, for any of the foregoing reasons or otherwise, we are unable to effect such a redemption when such ownership of shares by non-U.S. citizens is in excess of 25.0% of such class or series, or otherwise prevent non-U.S. citizens in the aggregate from owning shares in excess of 25.0% of any such class or series, or fail to exercise our redemption right because we are unaware that such ownership exceeds such percentage, we will likely be unable to comply with applicable maritime laws. If all of the citizenship-related safeguards in our certificate of incorporation fail at a time when ownership of shares of any class or series of our stock is in excess of 25.0% of such class or series, we will likely be required to suspend our Jones Act operations. Any such actions by governmental authorities would have a severely detrimental impact on our results of operations.

We may terminate our dividend payment policy.

We have adopted a dividend policy that reflects our intention to distribute a portion of the cash generated by our business in excess of operating needs, interest and principal payments on our indebtedness and capital expenditures as regular dividends to our stockholders. There can be no assurance, however, as to the amount and frequency of any such dividend or that a dividend will be paid at all or whether our dividend policy will be maintained. We have only a limited history of paying cash dividends on our common stock and we currently intend to retain a substantial portion of our future earnings, if any, to make payments of principal and interest on our substantial indebtedness and to fund the development and growth of our businesses. As a result, capital appreciation, if any, of our common stock may be your sole source of potential gain for the foreseeable future.

We may not have the necessary funds to pay dividends on our common stock.

We will require continuing, significant cash flow in order for us to make payments of regular dividends to our stockholders in accordance with our dividend policy. However, we have no operations of our own and have derived, and will continue to derive, all of our revenues and cash flow from our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make funds available to us. They may not have sufficient funds or assets to permit payments to us in amounts sufficient to fund our anticipated dividend payments. Also, our subsidiaries are subject to contractual restrictions (including with their secured and unsecured creditors) that may limit their ability to upstream cash indirectly or directly to us. The senior credit facility under which two of our wholly-owned indirect subsidiaries, Horizon Lines Holding and Horizon Lines, are co-borrowers and their respective subsidiaries are guarantors, currently prohibits upstream payments to our direct wholly owned subsidiary H-Lines Finance, the direct parent of Horizon Lines Holding, if an event of default has occurred and is continuing, or would occur as a result of such upstream payments or if certain other conditions are not satisfied. In addition, the indenture governing the 9% senior notes co-issued by Horizon Lines Holding and Horizon Lines, and guaranteed by their respective subsidiaries, generally prohibits the upstreaming of funds by these co-issuers or their subsidiaries to H-Lines Finance, unless certain financial and other covenants specified therein are complied with after giving effect to such payment. The indenture governing the 11% senior discount notes issued by H-Lines Finance contains similar restrictions on the ability of H-Lines Finance to upstream to us any cash that it may receive or generate. Thus, there is a significant risk that we may not have the requisite funds to make the regular dividend payments contemplated by our the dividend policy.

Rising interest rates may adversely affect the market price of our common stock.

Because we have a dividend policy providing for the payment of regular dividends to our stockholders, interest rates may affect, at times significantly, the market price of our common stock. In general, as interest rates increase, the market price of our common stock could decline. Interest rates remain at moderate levels and, therefore, the value of our common stock may decline if interest rates rise in the future.

Our dividend policy may limit our ability to pursue growth opportunities.

Our dividend policy providing for the payment of regular dividends to our stockholders from our cash flow from our operations may significantly constrain our ability to finance any material expansion of our business or to fund our operations more than if we had retained such cash flow from our operations. In addition, our ability to pursue any material expansion of our business, including through acquisitions or increased capital spending, will depend more than it otherwise would on our ability to obtain third party financing. Such financing may not be available to us at an acceptable cost, or at all.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the documents incorporated by reference herein or therein include forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are those that do not relate solely to historical matters. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. You can generally identify forward-looking statements if they contain the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “projects,” “likely,” “will,” “would,” “could,” or “assume” or other similar expressions or phrases, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus, any prospectus supplement and any document incorporated by reference herein or therein regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the events or developments they describe involve or are subject to known and unknown risks, uncertainties and other factors, some or all of which are not predictable or within our control.

Our forward-looking statements set forth in this prospectus, any prospectus supplement or in a document incorporated by reference in this prospectus or such prospectus supplement speak only as of the date on the cover of this prospectus, the date of such prospectus supplement, or the date of the filing of such document incorporated by reference, respectively. New risks, uncertainties and other factors arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to the holders of our stock. We have no duty to, undertake no obligation to, do not intend to, and specifically decline any obligation to, update or revise any forward-looking statements in this prospectus after the date of this prospectus or the date of any prospectus supplement, even if we are in possession of new information or subsequent events cause us to become aware of new risks or cause our expectations to change regarding the events or developments expressed or implied in such forward-looking statements.

We have identified some of the factors that may cause actual results or developments to differ materially from those expressed or implied in our forward-looking statements and they are described in this prospectus and supplements to this prospectus under the caption “Risk Factors” as well as in our Report on Form 10-K for the fiscal year ended December 25, 2005, as filed with the SEC on March 6, 2006, our Quarterly Report on Form 10-Q filed with the SEC on October 30, 2006, and our Current Report on Form 8-K filed with the SEC on November 3, 2006, all of which you should review carefully. These factors include: our substantial debt; restrictive covenants under our debt agreements; decreases in shipping volumes; our failure to renew our commercial agreements with Maersk; rising fuel prices; labor interruptions or strikes; job related claims, liability under multi-employer pension plans; compliance with safety and environmental protection and other governmental requirements; new statutory and regulatory directives in the United States addressing homeland security concerns; the successful start-up of any Jones-Act competitor; delayed delivery or non-delivery of one or more of our new vessels; increased inspection procedures and tight import and export controls; restrictions on foreign ownership of our vessels; repeal or substantial amendment of the Jones Act; escalation of insurance costs, catastrophic losses and other liabilities; the arrest of our vessels by maritime claimants; severe weather and natural disasters; our inability to exercise our purchase options for our chartered vessels; the aging of our vessels; unexpected substantial drydocking costs for our vessels; the loss of our key management personnel; actions by our stockholders; changes in tax laws or in their interpretation or application, adverse tax audits and other tax matters; and legal or other proceedings to which we are or may become subject.

The risk factors referred to above are not necessarily all of the factors that could cause actual results or developments to differ materially from those expressed or implied in our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us.

Given these uncertainties, prospective investors are cautioned not to place undue reliance on our forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the New York Stock Exchange under the symbol “HRZ.” The following table sets forth the high and low sales price of our common stock on the New York Stock Exchange for the periods presented. Our common stock began trading on the New York Stock Exchange on September 27, 2005.

Period	High	Low
2005
Fourth Quarter	$12.99	$10.00
2006
First Quarter	$13.32	$12.09
Second Quarter	$16.02	$12.35
Third Quarter	$16.79	$14.46
Fourth Quarter through November 14, 2006	$27.40	$15.33

As of September 1, 2006, there were approximately 2,868 record holders of our common stock. On November 14, 2006, the last reported sales price of our common stock on the New York Stock Exchange was $26.90.

DIVIDEND POLICY

In connection with the consummation of the initial public offering of our common stock in September 2005, our board of directors adopted a dividend policy that reflects our intention to distribute, subject to legally available funds, a portion of the cash generated by our business in excess of operating needs, interest and principal payments on our indebtedness and capital expenditures as regular dividends to our stockholders. The aggregate annual amount of cash dividends on outstanding shares of common stock pursuant to this policy is $15.0 million (which is currently equal to $0.11 per share assuming quarterly cash dividends of equal amount based on the number of issued and outstanding shares of our common stock as of the date of this prospectus). As a result, we have a limited history of the payment of cash dividends. We have paid since the consummation of the initial public offering in September 2005, cash dividends totaling $14.8 million, to the holders of issued and outstanding shares of our common stock at the rate of $0.11 per share on each quarterly payment date. In addition, we have declared a cash dividend of $0.11 per share on our issued and outstanding shares of common stock, payable on December 15, 2006 to holders of record of shares as of the close of business on December 1, 2006.

The declaration of any future dividends and, if declared, the amount of any such dividends, will be subject to our actual future earnings, capital requirements, regulatory restrictions and to the discretion of our board of directors. Our board may take into account such matters as general business conditions, our financial results, our capital requirements, our debt service requirements, our contractual restrictions (including those imposed by our creditors), and our legal and regulatory restrictions on the payment of dividends by us to our stockholders, or by our subsidiaries to us, and such other factors as our board may deem relevant.

For a discussion of some of the risks and uncertainties associated with our adoption and maintenance of a dividend policy providing for the payment of regular dividend payments to our stockholders, and the risks and uncertainties associated with reliance thereon, see “Risk Factors—Risks Related to Offerings Under this Prospectus—We may terminate our dividend payment policy,” on page 22 of this prospectus, “—We may not have the necessary funds to pay dividends on our common stock,” on page 23, “—Rising interest rates may adversely affect the market price of our common stock,” on page 23, and “—Our dividend policy may limit our ability to pursue growth opportunities,” on page 23.

CAPITALIZATION

The following table sets forth the capitalization, as of September 24, 2006, on a consolidated basis.

You should read this table together with the information in this prospectus under the captions “Use of Proceeds,” beginning on page 25 of this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated into this prospectus by reference to our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q, and “Description of Capital Stock,” beginning on page 30 of this prospectus, and together with our consolidated and combined financial statements and related notes incorporated by reference into this prospectus.

September 24, 2006
($ in thousands)
Cash and cash equivalents	$81,854

Debt:
Term loan facility	$245,000
Revolving credit facility(1)	—
9% senior notes	197,014
11% senior discount notes	87,186
Notes from owner trustees	4,513
Capital lease obligation	402

Total debt	534,115

Stockholders’ equity:
Common stock, $.01 par value: 50,000,000 shares authorized, 33,614,170 shares issued and outstanding	336
Additional paid in capital	180,666
Accumulated other comprehensive loss	(403)
Retained earnings	22,403

Total stockholders’ equity	203,002

Total capitalization	$737,117

(1)	Horizon Lines Holding and its subsidiaries are parties to a $50.0 million revolving credit facility. At September 24, 2006, letters of credit with an aggregate face amount of $37.2 million were outstanding.

SELLING STOCKHOLDERS

The following table sets forth, as of November 15, 2006: (1) the names of the selling stockholders for whom we are registering shares under this registration statement; (2) the numbers of shares of our common stock owned by the selling stockholders prior to any offering pursuant to this prospectus; (3) the percentages of total common stock outstanding that such shares represent; and (4) the numbers of shares of our common stock being offered pursuant to this prospectus. The percentage of outstanding common stock owned prior to any offering pursuant to this prospectus is calculated based on 33,661,113 shares of common stock issued and outstanding as of November 15, 2006.

We prepared the following table based on the information supplied to us by the selling stockholders named in the table. The selling stockholders may, however, have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule, since the date on which they provided such information.

We do not know when or in what amounts a selling stockholder may offer shares of common stock for sale. The selling stockholders may choose not to sell any of the shares offered by this prospectus. Because the selling stockholders may offer all, some, or none of their shares of common stock pursuant to any offering, we cannot estimate the number of shares of common stock that the selling stockholders will hold after completion of any offering. For purposes of the following table, we have assumed that the selling stockholders will sell all of the shares of common stock covered by this prospectus and that, therefore, there will be no shares beneficially owned by the selling stockholders after all offerings pursuant to this prospectus. To our knowledge, each selling stockholder has sole voting control over the shares shown as beneficially owned, except as otherwise set forth below.

The selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act. The selling stockholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements under the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

	Shares Beneficially Owned Prior to any Offering Pursuant to this Prospectus		Number of Shares of Common Stock Being Registered for Resale
Name and Address of Selling Stockholder	Number of Shares of Common Stock	Percentage of Total Common Stock (%)
Castle Harlan Partners IV, L.P.(1)(2)	1,906,779	5.67%	1,906,779
Castle Harlan Affiliates IV-QP, L.P.(1)(2)	21,623	*	21,623
Castle Harlan Affiliates IV-AI, L.P.(1)(2)	21,886	*	21,886
Frogmore Affiliates IV, L.P.(1)(2)	3,025	*	3,025
Castle Harlan Offshore Partners IV, L.P.(1)(2)	182,063	*	182,063
Stockwell Fund, L.P.(3)	503,991	1.5%	503,991
Leonard M. Harlan(2)	7,007	*	7,007
David B. Pittaway(2)	3,145	*	3,145
Howard Weiss(2)	1,744	*	1,744
Justin B. Wender(2)	553	*	553
Castle Harlan, Inc.(1)(2)	1,748	*	1,748
Sylvia F. Rosen(2)	522	*	522
John E. Morningstar(2)	346	*	346
Branford Castle Holdings IV, Inc.(1)(2)	13,832	*	13,832
The Weiss Group(2)	701	*	701
Wender Associates IV(2)	2,242	*	2,242
MZ Associates, LLC(2)	2,098	*	2,098
WMP Irrevocable Trust(2)	1,397	*	1,397
Marcel Fournier(2)	1,923	*	1,923
Benjamin S. Sebel(2)	1,397	*	1,397
Marlin Trust(2)	522	*	522
Berman Trust(2)	175	*	175
Gruman Trust(2)	175	*	175

*	Denotes beneficial ownership of less than 1% of the applicable class or series of capital stock.
(1)	John K. Castle, a member of our board of directors, (i) is the controlling stockholder of the direct or indirect general partners of Castle Harlan Partners IV, L.P., Castle Harlan Affiliates IV-QP, L.P., Castle Harlan Affiliates IV-AI, L.P., Frogmore Affiliates IV, L.P. and Castle Harlan Offshore Partners IV, L.P. (the “CHP IV Funds”), (ii) is the controlling stockholder of Castle Harlan, Inc. (“CHI”) and (iii) exercises control of Branford Castle Holdings IV, Inc. (“BCH IV”). Mr. Castle disclaims beneficial ownership of shares of our common stock in excess of his proportionate partnership shares of the CHP IV Funds and his pecuniary interests (if any) in CHI and BCH IV.
(2)	The address for such beneficial owner is c/o Castle Harlan, Inc., 150 East 58th Street, New York, New York 10155. Beneficial ownership is determined in accordance with the rules of the SEC.
(3)	The address for Stockwell Fund, L.P. is c/o Glencoe Capital, 222 West Adams Street, Suite 1000, Chicago, Illinois 60606.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material provisions of our capital stock, as well as other material terms of our amended and restated certificate of incorporation and bylaws. You should read our charter and bylaws in their entirety before you purchase any shares of our common stock.

General

Our authorized capital stock consists of (i) 50,000,000 shares of common stock, par value $0.01 per share, of which 33,661,113 shares are issued and outstanding, as of the date hereof, and (ii) 43,000,000 shares of preferred stock, par value $.01 per share. Of the amount of authorized preferred stock, 18,000,000 shares of our preferred stock have been designated Series A preferred stock none of which remain issuable and 25,000,000 shares of our preferred stock are available for designation as one or more series (other than Series A preferred stock) by our board of directors.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters with respect to which the holders of our common stock are entitled to vote.

The holders of our common stock do not have cumulative voting rights in the election of directors, and, consequently the holders of a majority or, in the absence thereof, a plurality of the issued and outstanding shares of our common stock voting for the election of those of our directors subject to election at any annual meeting of our stockholders, can elect all of such directors. In such event, the holders of the remaining issued and outstanding shares of our common stock will not be able to elect any directors.

Dividend Rights

Holders of our common stock shall be entitled to receive dividends if, as and when dividends are declared from time to time by our board of directors out of funds legally available for that purpose, subject to the rights of holders of any then-outstanding shares of any series of preferred stock ranking pari passu or senior to the common stock with respect to dividends. The senior credit facility under which certain of our subsidiaries are borrowers and the indentures governing the 9% senior notes and the 11% senior discount notes issued by certain of our subsidiaries impose restrictions on the ability of our subsidiaries to upstream cash to fund our payment of dividends with respect to our common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend, among other things, on various factors and considerations.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of our common stock will be entitled to receive ratably the assets available for distribution to our stockholders after payment of liabilities and payment of liquidation preferences on any outstanding shares of our preferred stock.

Other Matters

Our common stock has no preemptive rights and there are no redemption or sinking fund provisions applicable to such stock.

Preferred Stock

Our board of directors has the authority, by adopting resolutions, to issue shares of preferred stock in one or more series, with the designations and preferences for each series set forth in the adopting resolutions. Our certificate of incorporation authorizes our board of directors to determine, among other things, the rights, preferences and limitations pertaining to each series of preferred stock.

Ownership by Non-U.S. Citizens

In order for us to be permitted to operate our vessels in markets in which the marine trade is subject to the Jones Act, we must maintain U.S. citizenship for U.S. coastwise trade purposes as defined in the Merchant Marine Act, 1920, as amended and recodified, the Shipping Act, 1916, as amended and recodified, and the regulations promulgated thereunder. Under these statutes and regulations, to maintain U.S. citizenship and, therefore, be qualified to engage in the U.S. coastwise trade:

•	we must be incorporated under the laws of the United States or a state;

•	at least 75.0% of the ownership and voting power of the shares of each class or series of our capital stock must be owned and controlled by U.S. citizens (within the meaning of the statutes and regulations referred to above), free from any trust or fiduciary obligations in favor of, or any agreement, arrangement or understanding whereby voting power or control may be exercised directly or indirectly by, non-U.S. citizens, as defined in the statutes and regulations referred to above; and

•	our chief executive officer, by whatever title, the president, the chairman of our board of directors and all persons authorized to act in the absence or disability of such persons must be U.S. citizens, and not more than a minority of the number of our directors necessary to constitute a quorum of our board of directors are permitted to be non-U.S. citizens.

In order to protect our ability to register our vessels under federal law and operate our vessels in markets in which the marine trade is subject to the Jones Act, our certificate of incorporation restricts ownership by non-U.S. citizens of the shares of each class or series of our capital stock to a percentage equal to not more than 19.9% for such class or series. We refer in this prospectus to such percentage limitation on ownership by non-U.S. citizens as the “permitted percentage.”

Our certificate of incorporation provides that any transfer, or attempted transfer, of any shares of any class or series of our capital stock that would result in the ownership or control of shares of such class or series in excess of the permitted percentage for such class or series by one or more persons who is not a U.S. citizen (as defined in the statutes and regulations referred to above) for purposes of the U.S. coastwise trade will be void, and neither we nor our transfer agent will register any such transfer or purported transfer in our records or recognize any such transferee or purported transferee as our stockholder for any purpose (including for purposes of voting, dividends and distributions) except to the extent necessary to effect the remedies available to us under our certificate of incorporation. However, in order for us to comply with the conditions to listing specified by the New York Stock Exchange, our certificate of incorporation also provides that nothing therein, such as the provisions voiding transfers to non-U.S. citizens, shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other national securities exchange or automated inter-dealer quotation service so long as our stock is listed on the New York Stock Exchange.

In the event such restrictions voiding transfers would be ineffective for any reason, our certificate of incorporation provides that if any transfer would otherwise result in the number of shares of any class or series of our capital stock owned (of record or beneficially) by non-U.S. citizens being in excess of 19.9% of the outstanding shares of such class or series, such transfer will cause such excess shares to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries that are U.S. citizens. The proposed transferee will not acquire any rights in the shares transferred into the trust. Our certificate of incorporation also provides that the above trust transfer provisions shall apply to a change in the status of a record or beneficial owner of shares of any class or series of our capital stock from a U.S. citizen to a non-U.S. citizen that results in non-U.S. citizens owning (of record or beneficially) in excess of 19.9% of the outstanding shares of any class or series of our capital stock. In addition, under our certificate of incorporation, the above trust transfer provisions shall apply to sales or other dispositions of shares of common stock in an offering made pursuant to this prospectus that would result in non-U.S. citizens owning (of record or beneficially) in excess of 19.9% of the outstanding shares of the common stock. The automatic transfer will be deemed to be effective as of immediately before the consummation of the proposed transfer or change in status and as of the time of issuance of such excess shares, as the case may be. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee (including a proposed transferee of shares any offering made pursuant to this prospectus) or person whose citizenship status has changed or proposed purchaser (each, a “restricted person”) will not benefit economically from ownership of any shares of stock held in the trust, will have no rights to dividends or distributions and no rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust, who is a U.S. citizen chosen by us and unaffiliated with us, will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution authorized and paid to the restricted person after the automatic transfer of the related shares into the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized after the automatic transfer of the related shares into the trust but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for distribution to the charitable beneficiary. The current trustee of the trust is Wilmington Trust Company.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a U.S. citizen designated by the trustee. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the restricted person and to the charitable beneficiary as described in this paragraph. In the case of excess shares transferred into the trust as a result of a proposed transfer, the restricted person will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price of the shares on the day of the event causing the shares to be held in the trust, and (ii) the price received by the trustee from the sale of the shares. In the case of excess shares transferred into the trust as a result of a U.S. citizen changing its status to a non-U.S. citizen, the restricted person will receive the lesser of (i) the market price of such shares on the date of such status change, and (ii) the price received by the trustee from the sale of such shares. In the case of excess shares transferred into the trust as a result of being sold or otherwise disposed of in an offering made pursuant to this prospectus, the restricted person will receive the lesser of (i) the price paid by such restricted person for such shares or, if such restricted person did not give value for the shares in connection with the original issuance of the shares to such restricted person, the market price of such shares on the day of such original issuance, and (ii) the price received by the trustee from the sale of such shares. Any net sale proceeds in excess of the amount payable to the restricted person will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trust, the shares are sold by the restricted person, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the restricted person received an amount for the shares that exceeds the amount such restricted person was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us at a price per share equal to the lesser of (i) the market price on the date we accept the offer and (ii) the price per share in the purported transfer or original issuance of shares (or, in the case of a devise or gift, the market price on the date of the devise or gift), as described in the preceding paragraph, or the market price per share on the date of the status change, that resulted in the transfer to the trust. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the restricted person.

To the extent that the above trust transfer provisions would be ineffective for any reason, our certificate provides that, if the percentage of the shares of any class or series of our capital stock owned (of record or beneficially) by non-U.S. citizens is known to us to be in excess of the permitted percentage for such class or series, we, in our sole discretion, shall be entitled to redeem all or any portion of such shares most recently acquired (as determined by our board of directors in accordance with guidelines that are set forth in our certificate of incorporation) by non-U.S. citizens in excess of the permitted percentage at a redemption price based on a fair market value formula that is set forth in our certificate of incorporation. We may pay the redemption price in cash or by the issuance of interest-bearing promissory notes with a maturity of up to 10 years, as determined by our board of directors in its discretion. Such excess shares shall not be accorded any voting, dividend or distribution rights until they have ceased to be excess shares, provided that they have not been already redeemed by us.

So that we may ensure compliance with the applicable maritime laws, our certificate of incorporation provides us with the power to require confirmation from time to time of the citizenship of the record and beneficial owners of any shares of our capital stock. As a condition to acquiring and having record or beneficial ownership of any shares of our capital stock, every record and beneficial owner must comply with certain provisions in our certificate of incorporation concerning citizenship.

To facilitate our compliance with these laws, our certificate of incorporation requires that every person acquiring, directly or indirectly, 5% or more of the shares of any class or series of our capital stock must provide us a written statement or affidavit, duly signed, stating the name and address of such person, the number of shares of our capital stock directly or indirectly owned by such person as of a recent date, the legal structure of such person, and a statement as to whether such person is a U.S. citizen for purposes of the U.S. coastwise trade, and such other information required by 46 C.F.R. part 355. In addition, our certificate of incorporation requires that each record and beneficial owner of any shares of our capital stock must promptly provide us with such documents and certain other information as we request. We have the right under our certificate of incorporation to require additional reasonable proof of the citizenship of a record or beneficial owner of any shares of our capital stock and to determine the citizenship of the record and beneficial owners of the shares of any class or series of our capital stock.

Under our certificate of incorporation, when a record or beneficial owner of any shares of our capital stock ceases to be a U.S. citizen, such person is required to provide to us, as promptly as practicable but in no event less than two business days after the date such person is no longer a U.S. citizen, a written statement, duly signed, stating the name and address of such person, the number of shares of each class or series of our capital stock owned (of record or beneficially) by such person as of a recent date, the legal structure of such person, and a statement as to such change in status of such person to a non-U.S. citizen. Every record and beneficial owner of shares of our capital stock is also required by our certificate of incorporation to provide or authorize such person’s broker, dealer, custodian, depositary, nominee or similar agent with respect to such shares to provide us with such person’s address. In the event that we request the documentation discussed in this paragraph or the preceding paragraph and the record or beneficial owner fails to provide it, our certificate of incorporation provides for the suspension of the voting rights of such person’s shares of our capital stock and for the payment of dividends and distributions with respect to those shares into an escrow account, and empowers our board of directors to refuse to register their shares, until such requested documentation is submitted in form and substance reasonably satisfactory to us.

Certificates representing shares of any class or series of our capital stock will bear legends concerning the restrictions on ownership by persons other than U.S. citizens. In addition, our certificate of incorporation:

•	subject to the NYSE provision described above, permits us to require, as a condition precedent to the transfer of shares on our records or those of our transfer agent, representations and other proof as to the identity and citizenship of existing or prospective stockholders (including the beneficial owners); and

•	permits us to establish and maintain a dual stock certificate system under which different forms of certificates may be used to reflect whether or not the owner thereof is a U.S. citizen.

Limitations on Directors’ Liability

Our certificate of incorporation contains provisions eliminating or limiting the personal liability of our directors to us or our stockholders for monetary damages for breach of fiduciary duty as directors, except to the extent such exemptions or limitations would not be permitted under the General Corporation Law of the State of Delaware, or the DGCL. Under the DGCL, such provisions may not eliminate or limit the liability of any of our directors (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on behalf of us) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under the federal securities laws of the United States.

Indemnification of Our Directors and Officers

Our certificate of incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by the DGCL and not otherwise prohibited by applicable law, each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that, among other things, such person is a director or officer of us or any of our subsidiaries. However, except for proceedings by any such person to enforce such rights to indemnification, we shall not be obligated to provide any such indemnification in connection with any action, suit or proceeding initiated by such person unless such action, suit or proceeding was authorized or consented to by our board of directors. In addition, we, together with certain of our subsidiaries have entered into indemnification agreements with certain of our officers and directors and certain of the officers and directors of our subsidiaries.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company, as successor to Wachovia Bank, N.A.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “HRZ.”

Provisions of Our Certificate of Incorporation and Bylaws and Delaware Law That May Have an Anti-Takeover Effect

Certificate of Incorporation and Bylaws. Certain provisions, which are summarized below, in our certificate of incorporation and bylaws, may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by our stockholders.

Our certificate of incorporation and bylaws contains provisions that:

•	permit us to issue, without any further vote or action by our stockholders, up to 25,000,000 shares of preferred stock (shares of which series are no longer issuable), in one or more series, excluding the Series A preferred stock and, with respect to each series, fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of such series, and the preferences and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of the series;

•	limit the ability of stockholders to act by written consent or to call special meetings;

•	establish a classified board of directors with staggered three-year terms;

•	impose advance notice requirements for nominations for election to our board of directors and for stockholder proposals;

•	limit to incumbent members of our board the right to elect or appoint individuals to fill any newly created directorship on our board of directors that results from an increase in the number of directors (or any vacancy occurring on our board);

•	limit the ability of stockholders who are non-U.S. citizens under applicable U.S. maritime laws to acquire significant ownership of, or significant voting power with respect to, shares of any class or series of our capital stock; and

•	require the consent of 66 2/3% of the total voting power of all outstanding shares of stock to modify certain provisions of our certificate of incorporation.

The provisions of our certificate of incorporation and bylaws listed above could discourage potential acquisition proposals and could delay or prevent a change of control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit increases in the market price of the common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.

Delaware Takeover Statute. We are subject to Section 203 of the DGCL, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any “interested stockholder” (as defined below) for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation in a transaction involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more underwritten offerings;

•	through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share; and

•	a combination of any such methods of sale.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offerings made pursuant to this prospectus.

The selling stockholders will be responsible for payment of commissions, concessions and discounts of underwriters, dealers or agents arising from the sale of any shares of common stock sold by them hereunder. The selling stockholders will pay for the fees and expenses of their counsel, as well as all applicable stock transfer taxes, brokerage commissions, discounts or commissions arising from the sale of any shares of common stock sold by them hereunder.

We will pay any printing costs, SEC filing fees and other fees, disbursements and out-of-pocket expenses and costs in connection with the preparation of the registration statement of which this prospectus is a part and in complying with all applicable securities and blue sky laws.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act. The selling stockholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to prospectus delivery requirements under the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us and the selling stockholders by Schulte Roth & Zabel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Horizon Lines, Inc. appearing in Horizon Lines, Inc’s Annual Report (Form 10-K) for the year ended December 25, 2005 (including the schedule appearing therein), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table shows the fees and expenses, other than discounts, commissions and concessions, payable in connection with the offering and distribution of the shares of common stock being registered. Except as otherwise noted, we will pay all of these amounts. All amounts are estimated except the SEC registration fee and NASD fee. All of these fees and expenses will be borne by us.

SEC Registration Fee	$7,323.69
NASD Fee	$7,345.00
Transfer Agent Fees	$5,000.00
Printing Fees and Expenses	$70,000.00
Accounting Fees and Expenses	$100,000.00
Legal Fees and Expenses	$150,000.00
Miscellaneous	$50,000.00

Total	$389,668.69

Item 15. Indemnification of Directors and Officers.

Indemnification under the Delaware General Corporation Law.

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation contains such a provision.

These provisions will not limit the liability of directors or officers under the federal securities laws of the United States.

Indemnification under the Certificate of Incorporation of Horizon Lines, Inc.

Article VII of the amended and restated certificate of incorporation of Horizon Lines, Inc. expressly provides that a director of Horizon Lines, Inc. shall not be liable to Horizon Lines, Inc. or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or such limitation thereof is not permitted by the General Corporation Law of the State of Delaware (including, without limitation, Section 102(b)(7) thereof), as amended or supplemented from time to time.

Article VII of the amended and restated certificate of incorporation of Horizon Lines, Inc. provides that each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person (i) is or was a director, officer or employee of Horizon Lines, Inc. or (ii) serves or served as a director, officer, or employee of any other enterprise (as defined below) either (x) at the request of Horizon Lines, Inc. or (y) that is or was a direct or indirect subsidiary (whether wholly owned or otherwise) of Horizon Lines, Inc. at the time of such person’s service as a director, officer or employee of such other enterprise, shall be indemnified and held harmless by Horizon Lines, Inc. to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended or supplemented from time to time, and not otherwise prohibited by applicable law; provided, however, that except for proceedings by any such person to enforce rights to indemnification, Horizon Lines, Inc. shall not be obligated to indemnify such person (or the heirs, executors or administrators of such person) in connection with any action, suit or proceeding (or part thereof) initiated by such person (or the heirs, executors or administrators of such person) unless such action, suit or proceeding was authorized or consented to by the Board of Directors of Horizon Lines, Inc. For purposes of Article VII of such certificate of incorporation, the term “other enterprise” shall include any corporation, partnership, limited liability company, joint venture, trust or other enterprise.

In addition, Article VII of the amended and restated certificate of incorporation provides that Horizon Lines, Inc., to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended or supplemented from time to time, and not otherwise prohibited by applicable law, may advance to any person who is or was an officer, director or employee of Horizon Lines, Inc. (and the heirs, executors and administrators of such person) any and all expenses, including, without limitation, attorneys fees and disbursements and court costs) reasonably incurred by such person in respect of defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party to, by reason of the fact that such person (i) is or was a director or officer of Horizon Lines, Inc. or (ii) serves or served as a director, officer, or employee of any other enterprise either (x) at the request of Horizon Lines, Inc. or (y) that is or was a direct or indirect subsidiary (whether wholly owned or otherwise) of Horizon Lines, Inc. at the time of such person’s service as a director, officer or employee of such other enterprise; provided, however, that, to the extent the General Corporation Law of the State of Delaware, as amended or supplemented from time to time, requires, the payment of such expenses in advance of the final disposition of the action, suit or proceeding shall be made only upon delivery to Horizon Lines, Inc. of an undertaking, by or on behalf of such person, to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified against such expense under such Article VII or otherwise. Horizon Lines, Inc., by provisions in its Bylaws or by agreement, may accord any such person the right to, or regulate the manner of providing to any such person, such advancement of expenses to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended or supplemented from time to time.

Indemnification under the bylaws of Horizon Lines, Inc.

The bylaws of Horizon Lines, Inc. do not contain any provisions with respect to indemnification.

Indemnification under indemnification agreements with our directors and officers

Horizon Lines, Inc., H-Lines Finance Holding Corp. and Horizon Lines Holding Corp. entered into indemnification agreements with directors of Horizon Lines, Inc. and its subsidiaries (including H-Lines Finance Holding Corp. and Horizon Lines Holding Corp.) in connection with the initial public offering. The indemnification agreements provide indemnification to such individuals under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. Horizon Lines, Inc. has also obtained directors’ and officers’ liability insurance, which insures against liabilities that its directors or officers may incur in such capacities.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit Number	Description

1.1*	Form of equity underwriting agreement.

2	Amended and Restated Merger Agreement, dated as of July 7, 2004, by and among Horizon Lines, Inc., Horizon Lines Holding Corp., H-Lines Subcorp. and TC Group, L.L.C., incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed with the SEC on March 2, 2005, as amended thereafter, at exhibit 2.

4.1	Indenture, dated as of July 7, 2004, by and among Horizon Lines Holding Corp., Horizon Lines, LLC, the guarantors party thereto and The Bank of New York Trust Company, N.A., as Trustee, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed with the SEC on March 2, 2005, as amended thereafter, at exhibit 4.1.

4.2	Indenture, dated as of December 10, 2004 between H-Lines Finance Holding Corp. and The Bank of New York Trust Company, N.A., as Trustee, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed with the SEC on March 2, 2005, as amended thereafter, at exhibit 4.2.

4.3	Form of 9% Senior Notes due 2012, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed with the SEC on March 2, 2005, as amended thereafter, at exhibit 4.3 (included in Exhibit 4.1).

4.4	Form of 11% Senior Discount Note due 2013, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed with the SEC on March 2, 2005, as amended thereafter, at exhibit 4.4 (included in Exhibit 4.2).

4.5	Exchange and Registration Rights Agreement, dated as of July 7, 2004, by and among Horizon Lines Holding Corp., Horizon Lines, LLC, the guarantors party thereto and Goldman, Sachs & Co., UBS Securities LLC and ABN AMRO Incorporated, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed with the SEC on March 2, 2005, as amended thereafter, at exhibit 4.5.

4.6	Exchange and Registration Rights Agreement, dated as of December 10, 2004, by and among H-Lines Finance Holding Corp. and Goldman, Sachs & Co. and UBS Securities LLC, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed with the SEC on March 2, 2005, as amended thereafter, at exhibit 4.6.

4.7	Form of Guarantee, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed with the SEC on March 2, 2005, as amended thereafter, at exhibit 4.7 (included in Exhibit 4.1).

4.8	Specimen of Common Stock Certificate, incorporated by reference to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed with the SEC on September 19, 2005, as amended thereafter, at exhibit 4.8.

5	Opinion of Schulte Roth & Zabel LLP.

Exhibit Number	Description

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5).

24	Powers of Attorney (see signature page hereto).

*	To be filed as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act and incorporated herein by reference.

Item 17. Undertakings

(a) The registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) promulgated under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4) That, for the purposes of determining any liability under the Securities Act of 1933, to any purchaser, if the registrant is relying on Rule 430B:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to

Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv) Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on the 15th day of November, 2006.

HORIZON LINES, INC.

	By:	/S/ CHARLES G. RAYMOND
	Name:	Charles G. Raymond
Date: November 15, 2006	Title:	Chairman of the Board, President and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Charles G. Raymond and M. Mark Urbania or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments thereto and any registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CHARLES G. RAYMOND Charles G. Raymond	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	November 15, 2006

/S/ M. MARK URBANIA M. Mark Urbania	Senior Vice President— Finance and Administration, Chief Financial Officer and Assistant Secretary (principal financial and accounting officer)	November 15, 2006

/S/ JOHN K. CASTLE John K. Castle	Director	November 15, 2006

/S/ MARCEL FOURNIER Marcel Fournier	Director	November 15, 2006

/S/ ADM. JAMES L. HOLLOWAY III, U.S.N. (RET.) Adm. James L. Holloway III, U.S.N. (Ret.)	Director	November 15, 2006

Signature	Title	Date

/S/ DAN A. COLUSSY Dan A. Colussy	Director	November 15, 2006

/S/ FRANCIS JUNGERS Francis Jungers	Director	November 15, 2006

/S/ ERNIE L. DANNER Ernie L. Danner	Director	November 15, 2006

/S/ JAMES G. CAMERON James G. Cameron	Director	November 15, 2006

/S/ THOMAS M. HICKEY Thomas M. Hickey	Director	November 15, 2006

EXHIBIT INDEX

Exhibit Number	Description

1.1*	Form of equity underwriting agreement.

2	Amended and Restated Merger Agreement, dated as of July 7, 2004, by and among Horizon Lines, Inc., Horizon Lines Holding Corp., H-Lines Subcorp. and TC Group, L.L.C., incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed with the SEC on March 2, 2005, as amended thereafter, at exhibit 2.

4.1	Indenture, dated as of July 7, 2004, by and among Horizon Lines Holding Corp., Horizon Lines, LLC, the guarantors party thereto and The Bank of New York Trust Company, N.A., as Trustee, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed with the SEC on March 2, 2005, as amended thereafter, at exhibit 4.1.

4.2	Indenture, dated as of December 10, 2004 between H-Lines Finance Holding Corp. and The Bank of New York Trust Company, N.A., as Trustee, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed with the SEC on March 2, 2005, as amended thereafter, at exhibit 4.2.

4.3	Form of 9% Senior Notes due 2012, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed with the SEC on March 2, 2005, as amended thereafter, at exhibit 4.3 (included in Exhibit 4.1).

4.4	Form of 11% Senior Discount Note due 2013, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed with the SEC on March 2, 2005, as amended thereafter, at exhibit 4.4 (included in Exhibit 4.2).

4.5	Exchange and Registration Rights Agreement, dated as of July 7, 2004, by and among Horizon Lines Holding Corp., Horizon Lines, LLC, the guarantors party thereto and Goldman, Sachs & Co., UBS Securities LLC and ABN AMRO Incorporated, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed with the SEC on March 2, 2005, as amended thereafter, at exhibit 4.5.

4.6	Exchange and Registration Rights Agreement, dated as of December 10, 2004, by and among H-Lines Finance Holding Corp. and Goldman, Sachs & Co. and UBS Securities LLC, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed with the SEC on March 2, 2005, as amended thereafter, at exhibit 4.6.

4.7	Form of Guarantee, incorporated by reference to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed with the SEC on March 2, 2005, as amended thereafter, at exhibit 4.7 (included in Exhibit 4.1).

4.8	Specimen of Common Stock Certificate, incorporated by reference to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 (File No. 333-123073), originally filed with the SEC on September 19, 2005, as amended thereafter, at exhibit 4.8.

5	Opinion of Schulte Roth & Zabel LLP.

Exhibit Number	Description

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5).

24	Powers of Attorney (see signature page hereto).

*	To be filed as an exhibit to a report pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act and incorporated herein by reference.